                                 EXHIBIT 11.1
                                 CONNECT, INC.
        STATEMENT REGARDING COMPUTATION OF PRO FORMA NET LOSS PER SHARE
                   (In thousands, except per share amounts)


                                           Three Months Ended
                                               March 31,
                                          --------------------
                                            1997        1996
                                          ---------   --------

Net Loss                                   $(5,198)   $(5,065)

Weighted average common shares              18,655        424
         outstanding

Shares related to SAB No. 64 and 83              -     13,285
         (Topic 4, Sec. D)

Conversion of preferred stock to                 -      4,147
         common stock not included
         in shares related to SAB
         No. 64 and 83
         (Topic 4, Sec D)                  -------    -------
        Total shares used in                18,655     17,856
        Pro forma net loss per share       =======    =======

Proforma net loss per share                $ (0.28)   $ (0.28)
                                           =======    =======

* Not included as effects are anti-dilutive.